Exhibit 99.1

                                                           For Immediate Release




                           LIBERTY TECHNOLOGIES, INC.

           TO SELL ITS NON DESTRUCTIVE TESTING SERVICES BUSINESS TO GE

         CONSHOHOCKEN, PA (July 25, 1997) ... Liberty Technologies, Inc. (NASDAQ:LIBT) today announced that it has entered into an asset purchase agreement with General Electric Company (NYSE:GE) wherein Liberty Technologies has agreed to sell the nondestructive evaluation and testing services portion of its Liberty Technical Services (LTS) business unit to a subsidiary of GE for $13.6 million in cash, plus the assumption of certain operating liabilities. Liberty Technologies will retain the Nuclear Service group of LTS, as well as the Condition Monitoring and RADView product businesses.

         The purchase price is subject to reduction based on the balance sheet at closing, and 10% of the purchase price will be held in escrow to secure Liberty Technologies, Inc.'s indemnification liabilities. Consummation of the transaction is subject to approval by Liberty Technologies, Inc. shareholders and such other terms and conditions as are set forth in the asset purchase agreement. If the transaction is successfully approved and all conditions set forth therein are satisfied, it is expected that the acquisition will be consummated by October 31, 1997.

         Liberty Technologies is a worldwide provider of innovative products and services that improve industrial productivity and safety. Internet address: libertytech.com or e-mail: libertytech@P3.net.

         For further information please contact Dan Clare of Liberty Technologies at (610) 834-0330 or Lynn Wallis of General Electric at
(408) 925-1149.


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